Exhibit 99.1

ImmuCell Comments on Status of Zero Milk Discard Claim for Mast Out®

PORTLAND, ME--(Marketwire - Jun 9, 2011) - ImmuCell Corporation (NASDAQ: ICCC) today announced that the Center for Veterinary Medicine, U.S. Food and Drug Administration (FDA) has accepted the pivotal Nisin residue data in milk and has assigned a zero milk discard time and zero meat withdrawal period. These 'claims' are subject to obtaining the Human Food Safety (HFS) Technical Section Complete Letter and ultimately approval of the New Animal Drug Application (NADA).

Mast Out® is an intramammary treatment for subclinical mastitis in lactating dairy cattle. The remaining element of the HFS Technical Section is the submission to and acceptance by the FDA of ImmuCell's Nisin residue method in milk to measure Nisin concentrations around the newly assigned tolerance limit.

'Zero Discard' means that there would be no requirement to discard milk during treatment or for a period of time thereafter. ImmuCell management believes that this would be a significant competitive advantage differentiating Mast Out® from all other intramammary antibiotics. Market acceptance of this novel product, as a tool capable of revolutionizing the way that mastitis is treated, is critically dependent upon achieving this zero milk discard claim.

"The ruling -- second in importance only to effectiveness -- provides renewed impetus to achieve approval as quickly as possible," commented Dr. Joseph H. Crabb, Vice President and Chief Scientific Officer.

Currently, the FDA is taking a closer look at antibiotic residues in all food products, while global markets are demanding milk products with lower somatic cell counts, indicative of infection status. This market environment may be favorable to the launch of a product like Mast Out®.

About ImmuCell:
ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106